Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact: Investor Contact:	Lauren C. Steele Senior VP - Corporate Affairs 704-557-4551 James E. Harris Senior VP – Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
March 5, 2014	Quoted: The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports

Fiscal Year and Fourth Quarter 2013 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $27.7 million, or basic net income per share of $2.99, on net sales of $1.6 billion for fiscal 2013, compared to net income of $27.2 million, or basic net income per share of $2.95, on net sales of $1.6 billion for fiscal 2012. The results for 2013 included $7.3 million of after-tax losses due to a lump-sum pension buy-out, $0.3 million of after-tax losses due to mark-to market adjustments on commodity hedges, $0.9 million decrease to tax expense related to changes in reserves for uncertain tax positions due to the lapse of statute of limitations, a $0.4 million decrease to tax expense due to certain favorable tax items associated with the American Taxpayer Relief Act (H.R.8), and a $2.3 million decrease to income tax expense due to recent legislation requiring a change in the blended deferred state income tax rate. The results for 2012 included $0.3 million of after-tax gains due to mark-to-market adjustments on commodity hedges, $0.2 million decrease to tax expense related to changes in reserves for uncertain tax positions due to the lapse of statute of limitations, and a $2.9 million increase in income tax expense due to changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes.

On a comparable basis, the Company earned $31.9 million in fiscal 2013, or comparable basic net income per share of $3.44, versus $29.6 million in fiscal 2012, or comparable basic net income per share of $3.21. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for fiscal 2013 and 2012:

	Fiscal Year
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2013	2012	2013	2012

Reported net income (GAAP)	$27,675	$27,217	$2.99	$2.95

Net (gain) loss on commodity hedges, net of tax	305	(304)	0.03	(0.03)
Settlement charge for lump-sum pension buy-out, net of tax	7,317	—	0.79	—
Change in reserves for uncertain tax positions due to lapse of statute of limitations	(895)	(217)	(0.10)	(0.02)
Benefit associated with the American Taxpayer Relief Act	(374)	—	(0.04)	—
Change in deferred state income tax rate due to legislation	(2,261)	—	(0.24)	—
Changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes	103	2,876	0.01	0.31

Total	4,195	2,355	0.45	0.26

Comparable net income (a)	$31,870	$29,572	$3.44	$3.21

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for fiscal 2013 and 2012. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

The Company had a net loss of $4.6 million, or basic net loss per share of $0.50, on net sales of $394.3 million in the fourth quarter of 2013, compared to net income of $1.8 million, or basic net income per share of $0.20, on net sales of $386.7 million in the fourth quarter of 2012. The fourth quarter results for 2013 included $7.3 million of after-tax losses due to early settlement of certain pension obligations, and a $0.3 million increase in income tax expense due to changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes. The fourth quarter results for 2012 included $0.3 million of after-tax losses due to mark-to-market adjustments on commodity hedges and a $0.9 million increase in income tax expense due to changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes.

On a comparable basis, the Company earned $3.1 million or comparable basic net income per share of $0.33, in the fourth quarters of both 2013 and 2012. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the fourth quarters of 2013 and 2012:

	Fourth Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2013	2012	2013	2012

Reported net income (GAAP)	$(4,585)	$1,826	$(0.50)	$0.20

Loss on commodity hedges, net of tax	—	327	—	0.03
Settlement charge for lump-sum pension buy-out, net of tax	7,317	—	0.79	—
Changes in reserves for uncertain tax positions, valuation allowance for certain deferred tax assets and other income tax changes	326	904	0.04	0.10

Total	7,643	1,231	0.83	0.13

Comparable net income (a)	$3,058	$3,057	$0.33	$0.33

(a)	This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends on a comparable basis for the fourth quarters of 2013 and 2012. Management uses this information to review results after excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “We remain steadfast in our focus on creating value for our customers, consumers, shareholders, and employees. Despite challenging industry conditions throughout the year, a combination of revenue growth, more favorable raw material cost trends, and lower financing costs allowed us to grow comparable net income by almost eight percent. While delivering these results, we continued to work on a definitive agreement to expand our franchise territories, as announced in our Letter of Intent with The Coca-Cola Company in April 2013.”

Henry W. Flint, President and COO, added, “Importantly, our results include revenue growth of almost two percent and earnings per share on a comparable basis increasing 7.2% over the prior year. These results include the additional costs we incurred as part of our franchise territory expansion work with The Coca-Cola Company, as well as a number of investments in operational capabilities for driving long-term growth in revenue, operating profit, cash flow, and continued debt reduction. We are pleased with our 2013 results and excited about the opportunities in 2014. We are also thankful for our more than 6,000 employees and the outstanding work they continue to do.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our commitment and focus on profitably growing our business and our plans for continuing to innovate and evolve packaging and marketing strategies to respond to ever-changing consumer tastes. They also include statements regarding proposed transactions with The Coca-Cola Company that would expand the territory we serve.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under current or future beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers could impact our profitability; increased purchases of finished goods subject us to incremental risks that could impact our profitability; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2012 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Fourth Quarter		Fiscal Year
	2013	2012	2013	2012

Net sales	$394,337	$386,700	$1,641,331	$1,614,433
Cost of sales	235,823	232,326	982,691	960,124

Gross margin	158,514	154,374	658,640	654,309
Selling, delivery and administrative expenses	157,454	140,308	584,993	565,623

Income from operations	1,060	14,066	73,647	88,686
Interest expense, net	7,254	8,155	29,403	35,338

Income before income taxes	(6,194)	5,911	44,244	53,348
Income taxes	(2,408)	2,661	12,142	21,889

Net income	(3,786)	3,250	32,102	31,459
Less: Net income attributable to noncontrolling interest	799	1,424	4,427	4,242

Net income attributable to Coca-Cola Bottling Co. Consolidated	$(4,585)	$1,826	$27,675	$27,217

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$(0.50)	$0.20	$2.99	$2.95

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$(0.50)	$0.20	$2.99	$2.95

Weighted average number of Class B Common Stock shares outstanding	2,109	2,089	2,105	2,085

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$(0.50)	$0.20	$2.98	$2.94

Weighted average number of Common Stock shares outstanding – assuming dilution	9,250	9,270	9,286	9,266

Class B Common Stock	$(0.50)	$0.19	$2.97	$2.92

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,109	2,129	2,145	2,125